Exhibit 4.8

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS AS PROVIDED IN THIS WARRANT

No. of Shares:  250,000                                     Warrant No.
                                                                       ----
Original Issue Date:  November 5, 1999

                                     WARRANT
                        To Purchase Shares of Common Stock of
                                   LABONE, INC.


       This certifies that, for value received, Larry Glenn ("Glenn") is entitled to purchase from LABONE, INC., a Missouri corporation, from time to time prior to the Expiration Date in accordance with the terms and conditions hereof, up to 250,000 shares of Common Stock of the Company at a Purchase Price per share set forth below. The number of shares of Common Stock purchasable hereunder and the Purchase Price therefor are subject to adjustment as hereinafter set forth in Section 6.


    1. Certain Definitions. For all purposes of this Warrant the following terms shall have the meanings indicated:

        (a) "Common Stock" shall mean the Company's presently authorized shares of Common Stock, par value $.01 per share, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

        (b) "Company" shall mean LABONE, INC., a Missouri corporation, and any company that shall succeed to, or assume, the obligations of said corporation hereunder.

        (c) "Expiration Date" shall mean 12:01 o'clock a.m. Central Time on November 5, 2004, which is the fifth anniversary of the Original Issue Date.

        (d) "Qualified Revenues" shall mean (i) sales revenues (sales net of discount) of World Wide Health Services, Inc. ("World Wide"), a wholly-owned subsidiary of the Company, plus (ii) sales revenues on attending physician statement accounts served by World Wide on the Original Issue Date and earned by Systematic Business Services, Inc., a wholly-owned subsidiary of the Company, by any other affiliate of the Company and by the Company, plus (iii) all revenues from any physician and/or paramedical examination business serving the insurance industry and conducted by the Company and/or its affiliates except revenues attributable to any other physician and/or paramedical examination business serving the insurance industry acquired by the Company or its affiliates.

        (e) "Purchase Price" or "Purchase Price per share" shall mean the purchase price per Warrant Share (as defined below), which shall equal $9.97, being the closing sale price of the Common Stock, as reported by the NASDAQ Stock Market, on September 27, 1999, as such purchase price may thereafter be

                                     PAGE 55
adjusted from time to time pursuant to the provisions of Section 6 hereof (rounded to the nearest whole cent).

        (f) "Warrantholder" or "Registered Holder" shall mean Glenn, or his registered transferee.

        (g) "Warrant" shall mean this Warrant and all Warrants issued in exchange therefor or replacement thereof.

        (h) "Warrant Shares" shall mean the shares of Common Stock purchasable by the Registered Holder upon the exercise of this Warrant pursuant to Section 2 hereof, as adjusted from time to time pursuant to
Section 6 hereof.

All terms used in this Warrant which are not defined in Section 1 have the meanings respectively set forth therefor elsewhere in this Warrant.

    2.  Exercise of Warrant.

        (a) Subject to the terms and conditions hereof, from and after the Original Issue Date and prior to the Expiration Date, this Warrant may be exercised in whole or in part in respect of vested shares. Shares of Common Stock shall become vested under this Warrant as follows:

             (i) with respect to 83,333 shares of Common Stock if the Company earns Qualified Revenues of three million seven hundred fifty thousand dollars ($3,750,000) or more in any calendar quarter within three years after the Original Issue Date ("Threshold #1"),

             (ii) with respect to an additional 83,333 shares of Common Stock if the Company earns Qualified Revenues of five million dollars ($5,000,000) or more in any calendar quarter within three years after the Original Issue Date ("Threshold #2") and

             (iii) with respect to the remaining 83,334 shares of Common Stock subject to this Warrant if the Company earns Qualified Revenues of six million two hundred fifty thousand ($6,250,000) or more in any calendar quarter within three years after the Original Issue Date ("Threshold #3").

The rights to exercise shall not be cumulative. Once a Threshold is achieved in a calendar quarter, this Warrant will not become exercisable with respect to additional shares solely by reason of the same Threshold being achieved in a subsequent calendar quarter.

        (b) In order to exercise this Warrant in whole or in part, the Registered Holder shall complete the "Notice of Intention to Exercise Warrant" attached hereto (the "Notice Form"), and deliver this Warrant, the completed Notice Form and either cash, a cashier's check payable to the order of the Company or a wire transfer of funds in an amount equal to the then aggregate Purchase Price of the Warrant Shares being purchased, to the Corporate Secretary of the Company at the Company's office located at 10101 Renner Road, Lenexa, Kansas 66219 (or such other office or agency of the Company as the Company may designate by notice in writing to the Registered Holder). In no event may the Warrantholder exercise the Warrant with respect to more than 250,000 shares of Common Stock in the aggregate, subject to adjustment as provided in this Warrant.



                                      PAGE 56
    3. Delivery of Stock Certificate, Etc. Upon Exercise. As soon as practicable after exercise of this Warrant, the Company shall cause to be issued and delivered to the Registered Holder (a) a certificate or certificates representing the aggregate number of shares of Common Stock specified in said Notice Form, all of which shares shall be duly authorized and validly issued, fully paid and nonassessable, (b) cash in lieu of any fractional share based upon the fair market value of a share of Common Stock, as determined by the Company and (c) any other securities or property (including cash) to which such Registered Holder is entitled upon such exercise pursuant to the terms of this Warrant. Each stock certificate representing shares of Common Stock so issued and delivered shall be registered in the name of the Registered Holder or, subject to the provisions of Sections 4 and 5 hereof, such other name as shall be designated by the Registered Holder. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock only as of the date the certificate representing such shares is issued by the Company.


    4.  Ownership and Transfer of Warrant and Warrant Shares.

        (a) Registered Holder. The Company may deem and treat the Registered Holder of this Warrant as the holder and owner hereof
(notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes, notwithstanding any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 4.

        (b) Transfer. This Warrant may not be sold, transferred, or assigned by the Registered Holder in whole or in part at any time, except pursuant to (i) registration of the Warrant under the Securities Act of 1933 and any applicable state securities laws (collectively, the "Securities Laws") or (ii) receipt by LabOne and the Company of an opinion, in the form and substance acceptable to LabOne and the Company, from counsel of the transferee reasonably satisfactory to LabOne and the Company, to the effect that registration under the Securities Laws is not required.


    5.  Compliance with Securities Laws.

        (a) Accredited Investor. By acceptance of this Warrant, the Registered Holder represents and warrants that he is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registered Holder being a natural person that either (i) has an individual net worth, or joint net worth with his spouse, in excess of $1,000,000 or (ii) had an individual net income in excess of $200,000 in each of the two most recent years or joint income with his spouse of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

        (b) Investment Intent. By acceptance of this Warrant, the Registered Holder represents and warrants that he is acquiring this Warrant and any Warrant Shares for his own account and for the purpose of investment and not with a view to the sale or distribution thereof. The Registered Holder understands that this Warrant and the Warrant Shares that may be issued upon exercise of this Warrant will not have been registered under the

                                     PAGE 57
Securities Act of 1933, as amended (the "Securities Act") or any state securities laws (the Company being under no obligation to effect such registration) and that this Warrant and the Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration as provided herein.

        (c) Limitation on Transfer. By acceptance of this Warrant, the Registered Holder represents, covenants, and agrees that he will not sell or otherwise dispose of this Warrant or of the Warrant Shares in the absence of
(i) registration under the Securities Act and applicable state securities laws or (ii) an opinion acceptable in form and substance to the Company from counsel reasonably satisfactory to the Company, or an opinion of counsel to the Company, to the effect that no registration is required for such disposition.

        (d) Restrictive Legend. Each Warrant shall bear on the face thereof a legend substantially in the form of the notice set forth on the first page of this Warrant. Upon exercise of any part of the Warrant and the issuance of any Warrant Shares, the Company shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and the certificates representing such Warrant Shares shall have stamped or imprinted thereon or affixed thereto a legend to the following effect:

        The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities laws (collectively, the "Securities Laws") and may not be sold, transferred or otherwise disposed of in the absence of registration under the Securities Laws or receipt by LabOne and the Company of an opinion, in the form and substance acceptable to LabOne and the Company, from counsel of the transferee reasonably satisfactory to LabOne and the Company, to the effect that registration under the Securities Laws is not required.

        (e) State Securities Laws. This Warrant has been offered to and accepted by the Registered Holder at his principal residence in the State of New Jersey and has not been offered to the Registered Holder in any other State.


    6.  Adjustments to the Purchase Price and Number of Warrant Shares.

        (a) Subdivision of Stock, etc. In the event of a stock dividend or other distribution payable in Common Stock, or any stock split or subdivision of Common Stock into a greater number of shares, the number of Warrant Shares subject to the Warrant immediately prior to such event shall be proportionately increased and the Purchase Price in effect immediately prior to such event shall be proportionately reduced, and in the event that the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the number of Warrant Shares subject to the Warrant immediately prior to such combination shall be proportionately reduced and the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

        (b) Reorganization, Consolidation, Merger, etc. In the event that the Company shall (i) effect a reorganization or recapitalization pursuant to which all of the outstanding shares of Common Stock are converted into or exchanged for other securities or property (including cash), (ii) consolidate with or merge into any other person, or (iii) transfer all or substantially

                                     PAGE 58
all of its properties or assets to any other person in such a way that holders of Common Stock shall be entitled to receive securities or property (including cash) with respect to or in exchange for Common Stock; then, in each such case, the Warrantholder, upon the exercise hereof as provided in
Section 2 at any time after the consummation of such reorganization or recapitalization, consolidation, merger or sale of assets, as the case may be, shall be entitled to receive (and the Company shall be required to deliver), in lieu of the Warrant Shares issuable upon such exercise, such other securities and property (including cash) into which such Warrant Shares shall have been converted or exchanged pursuant to such transaction. The above provision shall apply to successive reorganizations, recapitalizations, consolidations, mergers or transfers described therein.


    7.  Notice of Record Date, Etc.   In the event of any of the following
occurring prior to the Expiration Date and while this Warrant is exercisable in respect of vested shares:

        (a) any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (excluding any cash dividend payable out of earnings or earned surplus of the Company), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

        (b) any transfer of all or substantially all of the assets of the Company to or consolidation or merger of the Company with or into any other person, or

        (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each event the Company shall cause to be mailed to the Warrantholder a notice containing a brief description of the proposed action and stating the date on which either a record is to be taken for the purpose of such dividend, distribution or rights, or the date upon which such transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or a favorable vote of stockholders, if either is required. Such notice shall be mailed to the Warrantholder at least ten (10) days prior to the date specified in such notice on which any such action is to be taken or the record date, whichever is earlier.


    8. Required Payments. If this Warrant becomes exercisable with respect to Threshold #1, and does not become exercisable with respect to Thresholds #2 and #3 within three (3) years after the Original Issue Date, the Company agrees to pay to Warrantholder promptly after the fifth anniversary of the Original Issue Date an amount in cash equal to the amount, if any, by which $120,000 exceeds the Threshold #1 Spread. The Threshold #1 Spread shall equal 83,333 multiplied by the amount by which the Highest Closing Price for Threshold #1 (as defined below) exceeds the exercise price per share. If this Warrant becomes exercisable with respect to Threshold #2 and does not become exercisable with respect to Threshold #3 within three (3) years after

                                     PAGE 59
the Original Issue Date, the Company agrees to pay to Warrantholder promptly after the fifth anniversary of the Original Issue Date an amount in cash equal to the amount, if any, by which $400,000 exceeds the sum of the Threshold #1 Spread and the Threshold #2 Spread. The Threshold #2 Spread shall equal 83,333 multiplied by the amount by which the Highest Closing Price for Threshold #2 exceeds the exercise price per share. If this Warrant becomes exercisable with respect to Threshold #3 within three (3) years after the Original Issue Date, the Company agrees to pay to Warrantholder promptly after the fifth anniversary of the Original Issue Date an amount equal to the amount, if any, by which $1,000,000 exceeds the sum of the Threshold #1 Spread, the Threshold #2 Spread and the Threshold #3 Spread. The Threshold #3 Spread shall equal 83,334 multiplied by the Highest Closing Price for Threshold #3 over the exercise price per share. The Highest Closing Price for a Threshold shall equal the highest closing price per share of the Common Stock during the period beginning on the first day that the shares subject to that Threshold become exercisable and ending on the fifth anniversary of the Original Issue Date. The foregoing notwithstanding, if the Highest Closing Price per share of the Common Stock of the Company does not exceed the exercise price per share during such period, the Threshold Spread for that Threshold shall equal zero.


    9. Reservation of Warrant Shares; Authority; Validity. During the term of this Warrant, the Company shall at all times reserve and keep available from its authorized but unissued or treasury shares such number of shares of its Common Stock as shall be issuable upon exercise of the Warrant. The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Warrant. Upon the Company's execution of this Warrant, this Warrant shall have been duly authorized, executed, and delivered, and shall constitute legal, valid, and binding obligations of the Company, enforceable in accordance with its terms.


    10. Listing or Qualification for Trading. The Company shall use its best efforts to cause the Warrant Shares, immediately upon official notice of issuance upon exercise of this Warrant, to be listed or admitted for trading on such principal securities exchange, interdealer quotation system or market within the United States of America, if any, on which other shares of Common Stock are then listed or quoted, and to maintain such listing or qualification for trading for so long as other shares of Common Stock are listed or quoted thereon. The Company is under no obligation to register or qualify this Warrant or the Warrant Shares under the Securities Act or any state securities laws.


    11. Notices. Any notice or other document required or permitted to be given or delivered to the Registered Holder shall be delivered at, or sent by certified or registered mail to the Registered Holder at the last address shown on the books of the Company maintained for the registry and transfer of the Warrants.

    12. No Rights as Stockholder. This Warrant shall not entitle the Registered Holder to any voting or other rights as a stockholder of the Company.


    13. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of

                                     PAGE 60
this Warrant and, in the case of such loss, theft or destruction, upon delivery of an indemnity bond reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

    14. Law Governing. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri (excluding the choice of law provisions thereof).

    15. Miscellaneous. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, this Warrant is executed effective as of the day and year first above written.

                                        LABONE, INC.



                                        By:
                                           ----------------------------------
                                        Its:
                                            ---------------------------------


                                        Accepted and agreed to:



                                        -------------------------------------
                                        Larry Glenn























                                     PAGE 61
                  NOTICE OF INTENTION TO EXERCISE WARRANT


The undersigned hereby notifies LabOne, Inc. that he has elected to exercise
his right under the within Warrant to purchase        shares of Common
Stock, and has effected a wire transfer to LabOne, Inc. or enclosed herewith cash or a cashier's check payable to LabOne, Inc. in the total amount of
$          in payment of the Purchase Price for such shares.  The
certificate(s) representing the shares of Common Stock being purchased should be delivered in the denominations and to the persons described below:

                                                                  No. of
          Name                      Address                       Shares
          ----                      -------                       ------








Date:
     --------------------                     -------------------------------
                                                       Larry Glenn


































                                     PAGE 62